EXHIBIT 99

THE MIDLAND COMPANY

7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	July 21, 2005

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Reports Record Second Quarter Results

➢ Record Second Quarter Earnings Per Share of $1.06, Up 83 Percent Over Year Ago Record Level

➢ Record Results Driven By Solid Underwriting — 89.9 Percent P&C Combined Ratio

➢ Raises Full Year Earnings Guidance

➢ Hurricane Dennis Not Significant

Cincinnati, July 21, 2005 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today reported record results for the second quarter ended June 30, 2005. Net income for the quarter was a record $20.7 million, or $1.06 cents per share. That compares with the previous record net income of $11.3 million, or 58 cents per share reported in last year’s second quarter. This equates to an 83 percent increase in earnings per share on a quarter over quarter basis. All per share amounts are on an after-tax, diluted basis.

Net income before realized capital gains* for the quarter was a record $19.8 million, or $1.01 per share, up 80 percent (on a per share basis) from the year ago level of $10.9 million, or 56 cents per share. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

John W. Hayden, Midland president and chief executive officer, commented, “We are delighted with the continuation of the favorable earnings trend these record-setting second quarter results represent. They far surpass the previous record established in last year’s second quarter, and were again driven by solid underwriting profits from our core property and casualty operations. We have delivered record results in each of our last three quarters, as well as a combined ratio of less than 90 percent in each of those periods. Our momentum is clearly evident, as is the power of our disciplined approach to underwriting specialty personal lines insurance risks.”

“We are very pleased with our underwriting trends across the board,” Hayden said. “In particular, manufactured housing, site-built dwelling, motorcycle and excess and surplus lines posted solid underwriting results. We also enjoyed even more favorable weather conditions than a year ago, as the impact from catastrophes was 14 cents per share better than the second quarter of 2004 and approximately 25 cents per share better than we might normally expect in the second quarter,” Hayden said. Catastrophe losses for the second quarter were 15 cents per share, compared to 29 cents per share a year ago. Midland’s wholly owned insurance subsidiary, American Modern Insurance Group, specializes in providing insurance products and services for niche markets such as manufactured housing, site-built dwelling, motorcycle, watercraft, snowmobile, recreational vehicle and credit life and related products. American Modern’s products and services are offered through diverse distribution channels.

The Midland Company Reports Record Second Quarter Results
July 21, 2005

P&C Combined Ratio Impressive at 89.9 Percent

American Modern’s property and casualty combined ratio (losses and expenses as a percent of earned premium) was 89.9 percent in the second quarter, compared with 96.5 percent a year ago. This outstanding performance was largely driven by solid underwriting results from specialty products such as manufactured housing, site-built dwelling, motorcycle and excess and surplus lines. Excluding catastrophe losses, American Modern’s second quarter combined ratio was 87.1 percent, compared with 91.4 percent in the same period of 2004.

“We continue to see very positive underwriting momentum in our major product lines,” Hayden said. “Our residential property lines, which include manufactured housing and site-built dwelling, had a terrific quarter as both products achieved sub-90 percent combined ratios,” Hayden said. The manufactured housing combined ratio was 88.8 percent for the quarter, bettering an already solid mark of 93.6 percent last year. The site-built dwelling combined ratio for the second quarter was 89.1 percent, in line with last year’s excellent result of 88.6 percent.

Hayden added, “Our rate actions and underwriting disciplines continue to yield very favorable results in the motorcycle line. For the quarter, motorcycle produced an after-tax net profit, including service fees and investment income, of three cents per share, compared to an after-tax net loss of eight cents per share in the second quarter of 2004. Our motorcycle results continue to be well ahead of our original plan, giving us confidence that we are on track to produce break-even or better underwriting results for the full year.”

“Overall, we are extremely pleased with the underwriting performance of our specialty property and casualty product offering and are confident that our underwriting and pricing discipline will continue to serve us well,” Hayden said.

Property and Casualty Premiums

American Modern’s property and casualty gross written premiums for the second quarter were $183.4 million, down from $205.7 million in last year’s second quarter. “There are several important items to consider when looking at our top-line result for the quarter,” Hayden began. “In the second quarter of 2004, we assumed a book of collateral protection business. This assumed business totaled $17.6 million in the second quarter of 2004, including a one-time unearned premium pickup of $13.6 million. Our written premium from this book of business decreased by $14.7 million in the second quarter of 2005, to $2.9 million; this decrease was driven by last year’s non-recurring unearned premium assumption.”

“Next, the corrective actions we have undertaken to improve our motorcycle results have had a dampening effect on premium in that line. As we have said, we will not pursue growth at the expense of profit. This year’s second quarter motorcycle combined ratio improved over 20 percentage points from a year ago, while our gross written premium for the line decreased quarter over quarter by $4.8 million. That said, we are anticipating the decline in motorcycle premiums to moderate, and we remain very confident in our ability to profitably grow this line over the long term.”

Finally, while our manufactured housing premiums were essentially flat on a quarter over quarter basis, we actually consider this a very positive result. As we have previously stated, several lenders are no longer making new manufactured housing loans. Collectively, these accounts produced $8.2 million less in gross written premium during the quarter. We are pleased to note that exclusive of this trend, our manufactured housing premiums from all other sources actually grew by 13 percent in the quarter. The good news in this regard is that we believe the majority of the decline from these lenders should be mostly behind us in the next 18 to 24 months. For the full year 2005, we are anticipating an adverse top line impact of $30 million from these portfolios, and less than half that in 2006.”

The Midland Company Reports Record Second Quarter Results
July 21, 2005

“We are keenly focused on growing all of our lines of business and growing them profitably. We believe that given the prevailing market dynamics, our full year 2005 top line premiums will likely be flat as compared to 2004. We are currently making significant investments in sales and marketing, and expect to harvest the benefits of these investments in the years to come,” Hayden said.

Record Six-Month Results

For the six months ended June 30, 2005, net income was a record of $42.3 million, or $2.16 per share, which includes seven cents from realized capital gains. That is a 46 percent increase over last year’s previous record net income of $28.2 million, or $1.48 cents per share, which included 18 cents per share in net capital gains.

American Modern’s property and casualty combined ratio was 89.3 percent compared to 95.4 percent last year. Excluding the impact of catastrophe losses, American Modern’s combined ratio for the first six months of 2005 was 86.8 percent, compared to 91.9 percent last year.

American Modern’s property and casualty gross written premiums were $347.5 million for the first half of the year. Manufactured housing premiums decreased slightly from the prior year to $165.8 million.

Investment Portfolio, Book Value and Market Value Growth

The market value of Midland’s investment portfolio increased to a record of $970.9 million at June 30, 2005, compared with $905.6 million at June 30, 2004. Net pre-tax investment income (excluding capital gains and losses) increased 13 percent to $10.2 million for the second quarter compared with $9.0 million in last year’s second quarter. This increase is due primarily to the year-over-year growth of the fixed income portfolio. The annualized pre-tax equivalent yield, on a cost basis, of American Modern’s fixed income portfolio was 5.3 percent in the first six months of both 2005 and 2004.

After-tax realized investment gains from Midland’s investment portfolio totaled five cents per share in this year’s second quarter compared with realized investment gains of two cents in last year’s second quarter. Pre-tax net unrealized gains on Midland’s fixed income portfolio were $21.7 million at June 30, 2005, up from $11.4 million at June 30, 2004. Pre-tax net unrealized gains on Midland’s equity portfolio were $83.1 million at June 30, 2005, up from $80.0 million at June 30, 2004.

Midland’s shareholders’ equity increased to a record $468.0 million, or $24.75 per share, at June 30, 2005, up from $392.8 million, or $20.93 per share, at June 30, 2004, an increase of 18 percent. Midland’s book value per share has grown at a compound annual rate of 12 percent over the last 10 years.

Hayden noted that, “Midland’s common stock continues to outperform the broader equities market and virtually every relevant index for the 1-, 5-, 10-, 15- and 20-year periods ended June 30, 2005. We are extremely proud of this performance record and believe it is a good indicator of our company’s intrinsic value.”

Update Hurricane Dennis (Third Quarter Event)

Hurricane Dennis came ashore on the Florida panhandle and along the Alabama coastline on July 10. On the basis of information received to date, the company anticipates that net after-tax losses from this storm will be less than 10 cents per share. Generally, the third quarter is more susceptible to volatile weather patterns. The company typically would consider catastrophe losses of approximately 30 cents to be normal for the third quarter. In the third quarter of 2004, American Modern reported a net after-tax impact from catastrophes of 98 cents per share, driven largely by the four major hurricanes that hit Florida and impacted the southeastern United States in August and September of 2004.

The Midland Company Reports Record Second Quarter Results
July 21, 2005

Positive Outlook for 2005, Raise Full Year Earnings Guidance

“We continue to maintain a very positive earnings outlook for the remainder of 2005, and remain confident in the fundamentals driving our business results,” Hayden said.

“In terms of guidance for the full year, we anticipate a combined ratio, assuming normal weather in the third and fourth quarters, in the range of 92.5 percent to 93.5 percent for 2005, noting that weather patterns and seasonal products such as motorcycle and watercraft tend to drive our combined ratio up during the third quarter. We also expect investment income to increase moderately given the larger base of invested assets,” Hayden continued. “This level of underwriting profit and investment income should translate to net income before realized capital gains in the range of $3.25 to $3.45 per share.”

“American Modern’s outstanding performance in the first half of 2005 has buoyed our expectations for the full year,” Hayden said. “Midland and the specialty insurance expertise of American Modern Insurance Group continue to deliver fundamental strength and fundamental value. We expect to fully leverage that strength and value in 2005 and beyond,” Hayden concluded.

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which operates a fleet of dry cargo barges for the movement of dry bulk commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

*Non-GAAP Measure and Reconciliation to GAAP Measure

Net income before realized capital gains is a non-GAAP measure. Items excluded from this measure are significant components in understanding and assessing financial performance. The company believes that this non-GAAP financial measure provides a clearer picture of the underlying operating activities than the GAAP measure of net income, as it removes potential issues such as timing of investment gains (or losses) and allows readers to individually assess these components of net income.

Reconciliation to GAAP:

	Second
	Quarter
Dollars in Millions (After-tax):	2005	2004
Net Income Before Realized Capital Gains*	$19.8	$10.9
Net Realized Capital Gains	0.9	0.4

Net Income (GAAP)	$20.7	$11.3

Per Share Amounts (After-tax, Diluted):	2005	2004
Net Income Before Realized Capital Gains*	$1.01	$0.56
Net Realized Capital Gains	0.05	0.02

Net Income (GAAP)	$1.06	$0.58

Forward Looking Statements Disclosure

     Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2005 and beyond. The forward-looking statements involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

The Midland Company Reports Record Second Quarter Results
July 21, 2005

THE MIDLAND COMPANY
FINANCIAL HIGHLIGHTS
(UNAUDITED)

	Three-Months Ended			Six-Months Ended
	June 30,			June 30,
	2005	2004	% Change	2005	2004	% Change
Revenues	$186,338	$195,583	-4.7%	$376,704	$386,204	-2.5%

Net Income	$20,734	$11,324		$42,284	$28,172

Net Income per Share (Diluted)	$1.06	$0.58		$2.16	$1.48

Dividends Declared per Share	$0.05625	$0.05125	9.8%	$0.1125	$0.1025	9.8%

Market Value per Share	$35.19	$29.65	18.7%	$35.19	$29.65	18.7%

Book Value per Share	$24.75	$20.93	18.3%	$24.75	$20.93	18.3%

Shares Outstanding	18,908	18,766		18,908	18,766

AMIG’s Property and Casualty Operations:
Direct and Assumed Written Premium	$183,446	$205,666	-10.8%	$347,516	$366,087	-5.1%

Net Written Premium	$172,318	$192,008	-10.3%	$323,817	$338,480	-4.3%

Combined Ratio (GAAP)	89.9%	96.5%		89.3%	95.4%

Combined Ratio (GAAP) - Excluding Catastrophe Losses	87.1%	91.4%		86.8%	91.9%

Note:

     Dollar amounts in thousands except per share data.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     Unless indicated otherwise, the financial information presented above is based on GAAP.

The Midland Company Reports Record Second Quarter Results
July 21, 2005

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three-Months Ended		Six-Months Ended
	June 30, 2005		June 30, 2005
	2005	2004	2005	2004
Revenues:
Insurance:
Premiums earned	$159,689	$170,415	$325,280	$334,054
Net investment income	10,193	9,030	20,119	17,744
Net realized investment gains	1,413	702	2,216	5,408
Other insurance income	3,152	4,041	6,394	8,303
Transportation	11,891	11,395	22,695	20,695

Total	$186,338	$195,583	$376,704	$386,204

Costs and Expenses:
Insurance:
Losses and loss adjustment expenses	$71,771	88,567	$134,710	167,892
Commissions and other policy acquisition costs	44,343	51,569	102,045	103,262
Operating and administrative expenses	28,210	27,353	54,963	52,432
Transportation operating expenses	10,414	10,690	20,544	19,754
Interest expense	1,617	1,542	3,079	2,561

Total	$156,355	$179,721	$315,341	$345,901

Income Before Federal Income Tax	29,983	15,862	61,363	40,303
Provision for Federal Income Tax	9,249	4,538	19,079	12,131

Net Income	$20,734	$11,324	$42,284	$28,172

Basic Earnings per Common Share:	$1.09	$0.60	$2.24	$1.53

Diluted Earnings per Common Share:	$1.06	$0.58	$2.16	$1.48

Dividends per Common Share	$0.05625	$0.05125	$0.1125	$0.1025

Note:

     Dollar amounts in thousands except per share data.

     Certain prior year amounts have been reclassified to conform to the current year presentation.

     Shares used for EPS calculations (000’s):

	Basic EPS	Diluted EPS
Six months ended June 30
2005	18,859	19,538
2004	18,453	18,977
Three months ended June 30
2005	18,886	19,565
2004	18,752	19,259

The Midland Company Reports Record Second Quarter Results
July 21, 2005

THE MIDLAND COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2005	2004
ASSETS
Cash and Marketable Securities	$975,659	$978,296
Receivables — Net	231,826	201,705
Property, Plant and Equipment — Net	82,206	68,312
Deferred Insurance Policy Acquisition Costs	90,817	90,423
Other	24,767	25,948

Total Assets	$1,405,275	$1,364,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned Insurance Premiums	$393,312	$390,447
Insurance Loss Reserves	215,859	232,915
Long-Term Debt	92,843	82,729
Short-Term Borrowings	12,992	33,177
Deferred Federal Income Tax	43,762	47,604
Other Payables and Accruals	178,478	145,536
Shareholders’ Equity	468,029	432,276

Total Liabilities and Shareholders’ Equity	$1,405,275	$1,364,684

Note: Dollar amounts in thousands.